SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

(Rule 14d-100)

Tender Offer Statement under Section 14(d)(1)

or Section 13(e)(1) of the Securities Exchange Act of 1934

(Amendment No. 12)

ACCREDITED HOME LENDERS HOLDING CO.

(Name of Subject Company (Issuer))

LSF5 ACCREDITED MERGER CO., INC.

a wholly-owned subsidiary of

LSF5 ACCREDITED INVESTMENTS, LLC

(Names of Filing Persons (Offerors))

Common Stock, par value $0.001 per share

(Title of Class of Securities)

00437P107

(CUSIP Number of Class of Securities)

Marc L. Lipshy

LSF5 Accredited Merger Co., Inc.

717 North Harwood Street, Suite 2200

Dallas, TX 75201

(214) 754-8430

(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing persons)

With a copy to:

Mitchell S. Eitel, Esq.

John J. O’Brien, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Telephone: (212) 558-4000

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**
$379,344,495.20	$11,645.88

*	Estimated for purposes of calculating the amount of the filing fee only. This calculation assumes the purchase of (i) the 25,122,152 outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Accredited Home Lenders Holding Co. (the “Company”) at a price of $15.10 per Share. The calculation of the filing fee is based on the Company’s representation of its capitalization as of May 31, 2007.

**	The amount of filing fee is calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, by multiplying the transaction valuation by 0.0000307.

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

Amount Previously Paid:	$11,645.88	Filing Party:	LSF5 Accredited Merger Co., Inc.
Form or Registration No.:	Schedule TO	Date Filed:	June 19, 2007

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☒	third-party tender offer subject to Rule 14d-1.
☐	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer. ☐

This Amendment No. 12 (this “Amendment”) amends and supplements Items 4 and 12 in the Tender Offer Statement on Schedule TO, filed on June 19, 2007 with the Securities and Exchange Commission (“SEC”) by LSF5 Accredited Merger Co., Inc., a Delaware corporation (“Purchaser”), and LSF5 Accredited Investments, LLC, a Delaware limited liability company (“Parent”), relating to Purchaser’s offer (the “Offer”) to purchase all of the outstanding shares (the “Shares”) of common stock, par value $0.001 per share of Accredited Home Lenders Holding Co., a Delaware corporation (the “Company”), as amended on July 3, 2007, July 17, 2007, July 30, 2007, August 10, 2007, August 14, 2007, August 16, 2007, August 21, 2007, August 28, 2007, August 31, 2007, September 13, 2007, and September 17, 2007 (as amended, the “Schedule TO”).

Except as otherwise indicated in this Amendment, the information set forth in the Schedule TO remains unchanged. Capitalized terms used but not defined herein have the meanings ascribed to them in the Schedule TO.

Item 4.    Terms of the Transaction

The information set forth in the section of the Offer to Purchase entitled “Terms of the Offer” is hereby amended and supplemented as follows:

On September 18, 2007, Parent and the Company issued a joint press release, which is attached hereto as Exhibit (a)(5)(M) and incorporated herein by reference, announcing that Parent, Purchaser and the Company had entered into a Second Amendment (the “Second Amendment”) to the Agreement and Plan of Merger, dated as of June 4, 2007, as amended by the First Amendment (the “First Amendment”), dated as of June 15, 2007, by and among Parent, Purchaser and the Company (as amended by the First Amendment and the Second Amendment, the “Merger Agreement”), which is attached hereto as Exhibit (d)(6) and is incorporated herein by reference.

The Second Amendment was entered into in connection with the settlement of the litigation pending between Parent, Purchaser and Lone Star Fund V (U.S.), L.P., on the one hand, and the Company, on the other hand, in the Delaware Court of Chancery regarding the Merger Agreement (the “Delaware Litigation”). Lone Star Fund V (U.S.), L.P. also executed a revised Guaranty Letter, dated as of September 18, 2007, which is attached hereto as Exhibit (d)(7) and incorporated herein by reference.

Item 12.    Exhibits

Item 12 of the Schedule TO is hereby amended and restated as follows:

Exhibit No.	Exhibit Name

(a)(1)(A)	Offer to Purchase dated June 19, 2007 (incorporated by reference to Exhibit (a)(1)(A) to Schedule TO filed by Purchaser on June 19, 2007)

(a)(1)(B)	Letter of Transmittal (incorporated by reference to Exhibit (a)(1)(B) to Schedule TO filed by Purchaser on June 19, 2007)

(a)(1)(C)	Notice of Guaranteed Delivery (incorporated by reference to Exhibit (a)(1)(C) to Schedule TO filed by Purchaser on June 19, 2007)

(a)(1)(D)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit (a)(1)(D) to Schedule TO filed by Purchaser on June 19, 2007)

(a)(1)(E)	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit (a)(1)(E) to Schedule TO filed by Purchaser on June 19, 2007)

(a)(1)(F)	Guidelines for Certification of Taxpayer Identification Number (TIN) on Substitute Form W-9 (incorporated by reference to Exhibit (a)(1)(F) to Schedule TO filed by Purchaser on June 19, 2007)

(a)(1)(G)	Summary Publication as published in The Wall Street Journal on June 19, 2007 (incorporated by reference to Exhibit (a)(1)(G) to Schedule TO filed by Purchaser on June 19, 2007)

Exhibit No.	Exhibit Name

(a)(5)(A)	Project Torrey Pines Employee Communication, dated June 4, 2007 (incorporated by reference to the Schedule TO filed by Purchaser on June 4, 2007)

(a)(5)(B)	Joint Press Release issued by Purchaser and the Company on June 4, 2007 (incorporated by reference to Schedule TO filed by Purchaser on June 4, 2007)

(a)(5)(C)	Statement announcing Execution of Merger Agreement with Lone Star, dated June 12, 2007 (incorporated by reference to the Schedule TO filed by Purchaser on June 12, 2007)

(a)(5)(D)	Frequently Asked Questions in respect of the Lone Star Transaction announced on June 4, 2007 (incorporated by reference to Schedule TO filed by Purchaser on June 15, 2007)

(a)(5)(E)	Press Release, issued by Purchaser and the Company on July 17, 2007 (incorporated by reference to Exhibit (a)(2)(E) to Schedule TO filed by Purchaser on July 17, 2007)

(a)(5)(F)	Press Release, issued by Purchaser on July 30, 2007 (incorporated by reference to Exhibit (a)(2)(E) to Schedule TO filed by Purchaser on July 30, 2007)

(a)(5)(G)	Press Release, issued by Purchaser on August 14, 2007 (incorporated by reference to Exhibit (a)(2)(E) to Schedule TO filed by Purchaser on August 15, 2007)

(a)(5)(H)	Press Release, issued by the Parent on August 20, 2007 (incorporated by reference to Exhibit (a)(2)(G) to Schedule TO filed by Purchaser on August 21, 2007)

(a)(5)(I)	Press Release, issued by Purchaser on August 28, 2007 (incorporated by reference to Exhibit (a)(2)(I) to Schedule TO filed by Purchaser on August 28, 2007)

(a)(5)(J)	Press Release, issued by Parent on August 30, 2007 (incorporated by reference to Exhibit (a)(2)(J) to Schedule TO filed by Purchaser on August 31, 2007)

(a)(5)(K)	Press Release, issued by Purchaser on September 13, 2007 (incorporated by reference to Exhibit (a)(2)(K) to Schedule TO filed by Purchaser on September 13, 2007)

(a)(5)(L)	Press Release, issued by Purchaser on September 14, 2007 (incorporated by reference to Exhibit (a)(2)(L) to Schedule TO filed by Purchaser on September 17, 2007)

(a)(5)(M)	Joint Press Release, issued by Parent and the Company on September 18, 2007*

(d)(1)	Agreement and Plan of Merger, dated as of June 4, 2007, by and among Parent, the Purchaser and the Company (incorporated by reference to Exhibit 2.1 to Form 8-K filed by the Company on June 4, 2007)

(d)(2)	First Amendment to Agreement and Plan of Merger, dated as of June 15, 2007, by and among Parent, Purchaser and the Company (incorporated by reference to Exhibit 2.1 to Form 8-K filed by the Company on June 18, 2007)

(d)(3)	Guaranty Letter, dated as of June 4, 2007, sent by Lone Star Fund V (U.S.), L.P. to the Company (incorporated by reference to Exhibit (d)(3) to Schedule TO filed by Purchaser on June 19, 2007)

(d)(4)	Complaint filed by Accredited in the Court of Chancery of the State of Delaware, County of New Castle on August 13, 2007 (incorporated by reference to Exhibit (a)(2)(F) to Schedule TO filed by Purchaser on August 16, 2007)

Exhibit No.	Exhibit Name

(d)(5)	Answer to Complaint and Counterclaims filed by the Loan Star Parties in the Court of Chancery of the State of Delaware, County of New Castle on August 20, 2007 (incorporated by reference to Exhibit (a)(2)(H) to Schedule TO filed by Purchaser on August 21, 2007)

(d)(6)	Second Amendment to Agreement and Plan of Merger, dated as of September 18, 2007, by and among Parent, Purchaser and the Company*

(d)(7)	Revised Guaranty Letter, dated as of September 18, 2007, sent by Lone Star Fund V (U.S.), L.P. to the Company*

*	Filed herewith.

SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

LSF5 ACCREDITED MERGER CO., INC.

By:	/s/ Marc L. Lipshy

Name: Marc L. Lipshy
Title: Vice President and Secretary

Dated: September 19, 2007

EXHIBIT INDEX

Exhibit No.	Exhibit Name

(a)(1)(A)	Offer to Purchase dated June 19, 2007 (incorporated by reference to Exhibit (a)(1)(A) to Schedule TO filed by Purchaser on June 19, 2007)

(a)(1)(B)	Letter of Transmittal (incorporated by reference to Exhibit (a)(1)(B) to Schedule TO filed by Purchaser on June 19, 2007)

(a)(1)(C)	Notice of Guaranteed Delivery (incorporated by reference to Exhibit (a)(1)(C) to Schedule TO filed by Purchaser on June 19, 2007)

(a)(1)(D)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit (a)(1)(D) to Schedule TO filed by Purchaser on June 19, 2007)

(a)(1)(E)	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit (a)(1)(E) to Schedule TO filed by Purchaser on June 19, 2007)

(a)(1)(F)	Guidelines for Certification of Taxpayer Identification Number (TIN) on Substitute Form W-9 (incorporated by reference to Exhibit (a)(1)(F) to Schedule TO filed by Purchaser on June 19, 2007)

(a)(1)(G)	Summary Publication as published in The Wall Street Journal on June 19, 2007 (incorporated by reference to Exhibit (a)(1)(G) to Schedule TO filed by Purchaser on June 19, 2007)

(a)(5)(A)	Project Torrey Pines Employee Communication, dated June 4, 2007 (incorporated by reference to the Schedule TO filed by Purchaser on June 4, 2007)

(a)(5)(B)	Joint Press Release issued by Purchaser and the Company on June 4, 2007 (incorporated by reference to Schedule TO filed by Purchaser on June 4, 2007)

(a)(5)(C)	Statement announcing Execution of Merger Agreement with Lone Star, dated June 12, 2007 (incorporated by reference to the Schedule TO filed by Purchaser on June 12, 2007)

(a)(5)(D)	Frequently Asked Questions in respect of the Lone Star Transaction announced on June 4, 2007 (incorporated by reference to Schedule TO filed by Purchaser on June 15, 2007)

(a)(5)(E)	Press Release, issued by Purchaser and the Company on July 17, 2007 (incorporated by reference to Exhibit (a)(2)(E) to Schedule TO filed by Purchaser on July 17, 2007)

(a)(5)(F)	Press Release, issued by Purchaser on July 30, 2007 (incorporated by reference to Exhibit (a)(2)(E) to Schedule TO filed by Purchaser on July 30, 2007)

(a)(5)(G)	Press Release, issued by Purchaser on August 14, 2007 (incorporated by reference to Exhibit (a)(2)(E) to Schedule TO filed by Purchaser on August 15, 2007)

(a)(5)(H)	Press Release, issued by the Parent on August 20, 2007 (incorporated by reference to Exhibit (a)(2)(G) to Schedule TO filed by Purchaser on August 21, 2007)

Exhibit No.	Exhibit Name

(a)(5)(I)	Press Release, issued by Purchaser on August 28, 2007 (incorporated by reference to Exhibit (a)(2)(I) to Schedule TO filed by Purchaser on August 28, 2007)

(a)(5)(J)	Press Release, issued by Parent on August 30, 2007 (incorporated by reference to Exhibit (a)(2)(J) to Schedule TO filed by Purchaser on August 31, 2007)

(a)(5)(K)	Press Release, issued by Purchaser on September 13, 2007 (incorporated by reference to Exhibit (a)(2)(K) to Schedule TO filed by Purchaser on September 13, 2007)

(a)(5)(L)	Press Release, issued by Purchaser on September 14, 2007 (incorporated by reference to Exhibit (a)(2)(L) to Schedule TO filed by Purchaser on September 17, 2007)

(a)(5)(M)	Joint Press Release, issued by Parent and the Company on September 18, 2007*

(d)(1)	Agreement and Plan of Merger, dated as of June 4, 2007, by and among Parent, the Purchaser and the Company (incorporated by reference to Exhibit 2.1 to Form 8-K filed by the Company on June 4, 2007)

(d)(2)	First Amendment to Agreement and Plan of Merger, dated as of June 15, 2007, by and among Parent, Purchaser and the Company (incorporated by reference to Exhibit 2.1 to Form 8-K filed by the Company on June 18, 2007)

(d)(3)	Guaranty Letter, dated as of June 4, 2007, sent by Lone Star Fund V (U.S.), L.P. to the Company (incorporated by reference to Exhibit (d)(3) to Schedule TO filed by Purchaser on June 19, 2007)

(d)(4)	Complaint filed by Accredited in the Court of Chancery of the State of Delaware, County of New Castle on August 13, 2007 (incorporated by reference to Exhibit (a)(2)(F) to Schedule TO filed by Purchaser on August 16, 2007)

(d)(5)	Answer to Complaint and Counterclaims filed by the Loan Star Parties in the Court of Chancery of the State of Delaware, County of New Castle on August 20, 2007 (incorporated by reference to Exhibit (a)(2)(H) to Schedule TO filed by Purchaser on August 21, 2007)

(d)(6)	Second Amendment to Agreement and Plan of Merger, dated as of September 18, 2007, by and among Parent, Purchaser and the Company*

(d)(7)	Revised Guaranty Letter, dated as of September 18, 2007, sent by Lone Star Fund V (U.S.), L.P. to the Company*

*	Filed herewith.